Exhibit 99.1

Nightfood Cookies to be Gifted at the National
Association of Black Hotel Owners, Operators &
Developers Annual Summit

Tarrytown, NY, July 11, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the pioneer of the sleep-friendly nighttime snacking category, announced today that Nightfood cookies will be gifted to registrants at the 26th Annual International African American Hotel Ownership & Investment Summit & Trade Show, presented by the National Association of Black Hotel Owners, Operators & Developers (NABHOOD).

The event is being held at the Hilton Miami Airport Blue Lagoon from July 13 through July 15. NABHOOD has arranged for each of the hundreds of attendees to receive a sample of Nightfood sleep-friendly cookies upon registration.

Dr. Andy Ingraham founded NABHOOD in 1998, with the mission to increase the number of African-Americans developing, managing, operating and owning hotels and to increase vendor opportunities & executive level jobs for minorities, thereby creating wealth within the African-American community.

NABHOOD funding and corporate partners are highlighted by Hilton, Marriott International, Hyatt, Choice Hotels, IHG Hotels & Resorts, Best Western, Wyndham Hotels & Resorts, and Sonesta.

Speakers and panelists include Thomas J. Baltimore, Jr., Chairman, President and Chief Executive Officer of Park Hotels & Resorts; Norman Jenkins, President/CEO Capstone Development; Warren Fields, CEO of Benchmark Pyramid; Leslie D. Hale, President/CEO of RLJ Lodging Trust; Bill Fortier, Senior VP Development, Americas, Hilton; Julius W. Robinson, Chief Sales & Marketing Officer, U.S. & Canada, Marriott International; DeShaun Wise Porter, Global Head of Diversity, Inclusion, and Engagement, Hilton; and Geoff Ballotti, President/CEO Wyndham Hotels & Resorts, Inc.

“We’re grateful for the opportunity to introduce Nightfood to NABHOOD’s illustrious members and attendees,” commented Nightfood CEO Sean Folkson. “As we continue to expand our ice cream pint distribution in hotels nationally, we’ve chosen to introduce Nightfood cookies at this event due to the logistical advantages and to jumpstart our upcoming cookie launch.”

“Hotels have a responsibility to do what they can to facilitate quality sleep for their guests,” remarked Dr. Ingraham. “As a nighttime snacker myself, I believe sleep-friendly nighttime snacking supports that obligation in a creative and important way.”

Management believes widespread national hotel distribution of Nightfood ice cream, Nightfood cookies, and other Nightfood snacks can help advance and establish the sleep-friendly nighttime snacking category it is pioneering.

ABOUT THE HOTEL OWNERSHIP AND INVESTMENT SUMMIT:

The International African American Hotel Ownership & Investment Summit & Trade Show is designed to educate attendees on how to become a hotel owner or investor, share minority investment trends, explore supplier opportunities and decide how to market to minorities and diversity issues affecting the industry. For live updates, follow us on Facebook, Instagram and Twitter at: @NABHOOD.

ABOUT NABHOOD:

The National Association of Black Hotel Owners, Operators & Developers (NABHOOD) (http://www.NABHOOD.com) founded in 1998 represents African-American owned hotels in the US and worldwide with approximately 1,000 African-American owned hotels, investors, operators, developers and vendors involved in their development, management and day to day operation. For more information about the National Association of Black Hotel Owners, Operators & Developers (NABHOOD), visit http://www.NABHOOD.com, contact info@nabhood.com or call 954-792-2579. You can also follow NABHOOD on Facebook and Twitter at: @NABHOOD.

ABOUT NIGHTFOOD

Nightfood is pioneering the category of sleep-friendly nighttime snacking.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution of its sleep-friendly snacks in the high-margin hotel vertical. Nightfood began rolling into hotels across the United States in May 2022. Management believes hotels have an obligation to help guests achieve better sleep, and one way to do that is through the snacks hotels curate for sale in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, national distribution is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3

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